EXHIBIT 5.1

September 16, 2019
Healthcare Trust of America, Inc.
16435 North Scottsdale Road
Suite 320
Scottsdale, AZ 85254

Re:    Registration Statement on Form S-3 (Registration No. 333-223172)

Ladies and Gentlemen:

We have served as Maryland counsel to Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), in its own capacity and in its capacity as sole general partner of Healthcare Trust of America Holdings, LP, a Delaware limited partnership (the “Operating Partnership”), in connection with certain matters of Maryland law arising out of the issuance and sale by the Operating Partnership of (i) $250,000,000 in aggregate principal amount of 3.500% Senior Notes due 2026 (the “2026 Notes”) and (ii) $650,000,000 in aggregate principal amount of 3.100% Senior Notes due 2030 (the “2030 Notes” and, together with the 2026 Notes, the “Notes”) and the guarantees by the Company (collectively, the “Guarantees”) of the obligations of the Operating Partnership under the Notes, covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company and the Operating Partnership with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.     The Registration Statement, and the related form of prospectus included therein, substantially in the form in which it was transmitted to the Commission under the 1933 Act, related to the offering and guarantee of the Notes;

2.     The Prospectus Supplement, dated September 5, 2019, in the form filed with the Commission under the 1933 Act;

3.    The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.     The Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.     A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.     Resolutions adopted by the Board of Directors of the Company (the “Board”), and by a duly authorized committee of the Board, relating to, among other matters, (a) the sale and issuance of the Notes by the Operating Partnership, (b) the guarantee of the Notes by the Company and (c) the execution and delivery of the Transaction Documents (as defined below), certified as of the date hereof by an officer of the Company;

Healthcare Trust of America, Inc.
September 16, 2019

7.     Two Indentures, one dated July 12, 2016 with respect to the 2026 Notes and one dated as of the date hereof with respect to the 2030 Notes (collectively, the “Indentures” and, together with the Guarantees, the “Transaction Documents”), by and among the Operating Partnership, the Company and U.S. Bank National Association;

8.     The Guarantees by the Company, contained in the Indentures;

9.     A certificate executed by an officer of the Company, dated as of the date hereof; and

10.     Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.     Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.     Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.     Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.     All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.     The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.     The Company has the corporate power, in its own capacity and in its capacity as sole general partner of the Operating Partnership, to enter into and perform its obligations under the Indentures and, in its own capacity, to enter into and perform its obligations under the Guarantees.

3.    The Indentures have been duly authorized, executed and, so far as is known to us, delivered by the Company, in its own capacity and in its capacity as sole general partner of the Operating Partnership, as applicable.

4.    The Guarantees have been duly authorized, executed and, so far as is known to us, delivered by the Company.

Healthcare Trust of America, Inc.
September 16, 2019

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements. We note that the Transaction Documents are governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Notes (the “Current Report”), which is incorporated by reference in the Registration Statement. O’Melveny & Myers LLP, counsel to the Company, may rely on this opinion in connection with its opinion of even date herewith relating to the Notes. We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP